Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this registration statement on Form S-3 of CB Richard Ellis Realty Trust of our report dated March 17, 2011, with respect to the consolidated balance sheets of Duke/Hulfish, LLC and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, members’ equity, and cash flows for the years ended December 31, 2010 and 2009 and for the period from April 29, 2008 (inception) through December 31, 2008, and the related financial statement Schedule III, not included herein, which report appears in the December 31, 2010 annual report on Form 10-K of CB Richard Ellis Realty Trust, our report dated February 7, 2011 with respect to the combined statement of revenue in excess of certain expenses of the Duke Office Portfolio Tranche I for the year ended December 31, 2009, not included herein, which report appears in the current report on Form 8-K/A dated February 11, 2011 of CB Richard Ellis Realty Trust, and our report dated April 15, 2011 with respect to the combined statement of revenue in excess of certain expenses of the Duke Office Portfolio Tranche II and III for the year ended December 31, 2010, not included herein, which report appears in the current report on Form 8-K/A dated April 20, 2011 of CB Richard Ellis Realty Trust, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Indianapolis, Indiana

February 3, 2012

Exh. 23.3